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                                                                    Exhibit 99.1

                             FOR:           ROCKSHOX, INC.

CONTACTS:                    BRYAN KELLN, President & Chief Executive Officer
                             CHRIS BIRKETT, Chief Financial Officer
                             (719) 278-7469


For Immediate Release

ROCKSHOX ANNOUNCES THAT IT HAS AGREED TO BE ACQUIRED BY SRAM CORPORATION


COLORADO SPRINGS, Colorado, February 19th, 2002

RockShox, Inc. (RSHX.OB) - a leading developer of high performance mountain bike suspension products - today announced that it has entered into a definitive agreement to be acquired by SRAM Corporation.

The transaction is structured as a merger of RockShox with a wholly-owned subsidiary of SRAM Corporation, in which stockholders of RockShox will receive the cash amount of $0.41 per share. As a result, following the merger, RockShox will operate as a subsidiary of SRAM Corporation. The merger is subject to a number of closing conditions. The parties expect that, subject primarily to the fulfillment of such closing conditions and to the timing of approval by regulatory authorities of an Information Statement to be sent to stockholders, the transaction will be completed in late March or early April 2002.

The Board of Directors of RockShox has received an opinion from Duff & Phelps, one of the nation's largest independent specialty investment banking and financial advisory firms, that the transaction is fair from a financial point of view to the non-insider stockholders of RockShox.

Bryan Kelln, RockShox' President & Chief Executive Officer, stated, "The leadership team of RockShox has been very focused over the past two years to restructure the company. We have made many changes which have produced a reduced cost structure, a strong product line, and wonderful customer relationships. However, the costs associated with the restructuring, combined with the costs associated with our patent defense litigation and a product recall last year, have left us in a difficult liquidity position, as we have noted in our public filings. Finally, industry-wide sales declines over the past year hampered our ability to generate revenue."

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"We are pleased to announce the  acquisition  of RockShox by SRAM  Corporation,"
continued Kelln. "We believe that this transaction presents great value for our stockholders and is a strong opportunity for our customers and suppliers."

"We are delighted to have the opportunity to put together two of the strongest brands in the bicycle industry," said Stan Day, President & Chief Executive Officer of SRAM Corporation. "We have been interested in diversifying our core business into suspension, and the RockShox opportunity fits perfectly with that strategy. The SRAM/RockShox combined entity will enable synergies across the businesses - from sales and marketing benefits to our Original Equipment and Aftermarket customer base, to enhanced and integrated product development for the riding enthusiast. Together, our global strength will enable us to have an even more meaningful presence in the industry, at events, and with the consumer," Day continued.

The management teams of the two companies will work closely over the coming months to finalize the acquisition and to create a transition plan.

This press release contains "forward-looking statements" (as defined under Federal securities law) regarding the planned merger of RockShox with SRAM Corporation. The ability of RockShox to consummate the merger transaction may differ materially and adversely from those discussed in this press release. Factors that may cause such a difference include, without limitation, failure by RockShox to satisfy the closing conditions set forth in the merger agreement and other risks associated with acquisitions. There can be no assurance that the merger will be completed on the intended schedule. For additional information about factors that could affect the business of RockShox or its ability to consummate the merger, see the documents filed by RockShox with the United States Securities And Exchange Commission.